CREDIT SUISSE

HOME EQUITY ASSET TRUST 2006-3

DERIVED INFORMATION  [2/3/06]

[$1,375,500,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,389,500,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued.  Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates.  We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – ARM Collateral

All information on the Mortgagee Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 3/01/06 cutoff date.  Approximately 26.1% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination.  The final numbers will be found in the prospectus supplement.  Thirty-day delinquencies and sixty-day delinquencies will present less than 1.5% and 0.5% of the Mortgage Loans, respectively.

Total Number of Loans	5,862
Total Outstanding Loan Balance	$1,152,265,054*	Min	Max
Average Loan Current Balance	$196,565	$10,470	$950,000
Weighted Average Original LTV	80.1%
Weighted Average Coupon	7.58%	4.50%	12.45%
Arm Weighted Average Coupon	7.58%
Fixed Weighted Average Coupon	0.00%
Weighted Average Margin	5.74%	1.88%	10.20%
Weighted Average FICO (Non-Zero)	625
Weighted Average Age (Months)	3
% First Liens	100.0%
% Second Liens	0.0%
% Arms	100.0%
% Fixed	0.0%
% of Loans with Mortgage Insurance	1.5%

*	Adjustable rate mortgage loans will compromise approximately [$1,164,400,000] of the total [$1,400,000,100] in collateral.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
4.50 - 5.00	6	2,264,247	0.2	4.90	79.5	716
5.01 - 5.50	26	8,296,507	0.7	5.43	75.6	686
5.51 - 6.00	122	36,900,411	3.2	5.86	75.0	656
6.01 - 6.50	430	106,140,827	9.2	6.35	78.7	646
6.51 - 7.00	953	210,823,579	18.3	6.82	79.6	640
7.01 - 7.50	1,098	221,462,544	19.2	7.31	80.2	633
7.51 - 8.00	1,242	240,129,664	20.8	7.80	80.2	624
8.01 - 8.50	737	138,480,430	12.0	8.27	81.1	612
8.51 - 9.00	635	102,640,603	8.9	8.76	81.9	598
9.01 - 9.50	296	45,567,177	4.0	9.28	81.1	583
9.51 - 10.00	212	29,477,489	2.6	9.73	82.3	574
10.01 - 10.50	57	5,802,240	0.5	10.27	80.2	553
10.51 - 11.00	30	2,605,772	0.2	10.77	75.2	553
11.01 - 11.50	11	1,246,370	0.1	11.38	84.8	559
11.51 - 12.00	6	390,437	0.0	11.88	70.9	522
12.01 - 12.45	1	36,758	0.0	12.45	80.0	542
Total:	5,862	1,152,265,054	100.0	7.58	80.1	625

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
FICO	Loans	Balance	Balance	%	%	FICO
Unavailable	27	2,266,063	0.2	9.09	70.3	0
451 - 500	9	1,111,944	0.1	8.97	67.6	498
501 - 525	143	20,930,796	1.8	9.13	72.9	517
526 - 550	359	57,328,779	5.0	8.66	73.9	539
551 - 575	666	116,260,345	10.1	8.06	77.4	565
576 - 600	948	177,274,927	15.4	7.72	79.9	589
601 - 625	1,108	214,730,552	18.6	7.56	81.0	614
626 - 650	1,157	233,514,765	20.3	7.42	81.5	638
651 - 675	703	155,787,845	13.5	7.21	81.5	662
676 - 700	396	89,158,279	7.7	7.15	81.1	687
701 - 725	175	40,960,391	3.6	7.11	81.1	710
726 - 750	88	21,570,555	1.9	7.08	81.8	736
751 - 775	51	12,642,751	1.1	6.86	79.5	762
776 - 800	27	7,412,130	0.6	7.20	78.9	786
801 - 825	5	1,314,933	0.1	6.99	66.1	806
Total:	5,862	1,152,265,054	100.0	7.58	80.1	625

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
10,470 - 50,000	159	6,159,350	0.5	9.01	75.3	584
50,001 - 100,000	1,073	84,714,552	7.4	8.12	79.5	613
100,001 - 150,000	1,381	172,716,747	15.0	7.80	79.1	615
150,001 - 200,000	1,124	195,734,606	17.0	7.62	79.8	618
200,001 - 250,000	705	157,723,261	13.7	7.55	80.3	622
250,001 - 300,000	473	129,172,579	11.2	7.48	80.6	625
300,001 - 350,000	300	97,434,743	8.5	7.52	80.5	630
350,001 - 400,000	194	72,263,479	6.3	7.47	80.8	634
400,001 - 450,000	147	62,612,271	5.4	7.33	81.1	639
450,001 - 500,000	110	52,558,777	4.6	7.34	80.8	634
500,001 - 550,000	67	35,057,734	3.0	7.44	82.1	641
550,001 - 600,000	48	27,786,901	2.4	7.19	81.4	634
600,001 - 650,000	26	16,376,226	1.4	7.60	81.6	624
650,001 - 700,000	18	12,180,003	1.1	7.25	78.9	665
700,001 - 750,000	14	10,263,022	0.9	6.87	77.2	636
750,001 - 800,000	9	7,044,754	0.6	7.41	76.7	692
800,001 - 850,000	3	2,484,684	0.2	6.59	76.9	632
850,001 - 900,000	6	5,293,440	0.5	7.41	77.3	672
900,001 - 950,000	5	4,687,925	0.4	6.06	74.4	666
Total:	5,862	1,152,265,054	100.0	7.58	80.1	625

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Original LTV (%)	Loans	Balance	Balance	%	%	FICO
15.46 - 50.00	121	16,840,507	1.5	7.54	40.5	608
50.01 - 55.00	74	10,868,526	0.9	7.57	53.0	596
55.01 - 60.00	122	22,722,314	2.0	7.49	58.0	595
60.01 - 65.00	188	36,025,204	3.1	7.54	63.1	597
65.01 - 70.00	352	65,748,885	5.7	7.51	68.7	596
70.01 - 75.00	440	89,214,331	7.7	7.64	74.0	600
75.01 - 80.00	2,643	521,828,467	45.3	7.42	79.8	641
80.01 - 85.00	569	120,377,421	10.4	7.75	84.5	609
85.01 - 90.00	991	206,116,674	17.9	7.78	89.7	623
90.01 - 95.00	219	40,888,585	3.5	7.88	94.8	636
95.01 - 100.00	143	21,634,139	1.9	8.39	100.0	639
Total:	5,862	1,152,265,054	100.0	7.58	80.1	625

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	1,276	266,857,048	23.2	7.83	79.7	631
0.50	3	771,793	0.1	7.83	82.8	656
1.00	123	31,380,199	2.7	7.88	79.0	633
2.00	4,083	775,115,303	67.3	7.50	80.3	622
3.00	376	78,080,845	6.8	7.46	79.8	633
5.00	1	59,864	0.0	9.99	58.8	565
Total:	5,862	1,152,265,054	100.0	7.58	80.1	625

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	4,346	817,658,346	71.0	7.43	80.6	618
Reduced	531	123,698,829	10.7	8.07	80.9	644
Stated income / Stated Assets	980	210,105,399	18.2	7.88	77.6	643
No Income / No Assets	5	802,479	0.1	8.16	61.2	634
Total:	5,862	1,152,265,054	100.0	7.58	80.1	625

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	5,623	1,112,249,709	96.5	7.56	80.2	624
Second Home	28	7,070,011	0.6	7.76	76.2	672
Investor	211	32,945,333	2.9	8.09	78.0	644
Total:	5,862	1,152,265,054	100.0	7.58	80.1	625

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
State	Loans	Balance	Balance	%	%	FICO
California	860	284,744,491	24.7	7.23	78.2	636
Florida	660	126,185,528	11.0	7.76	80.0	621
Arizona	292	59,292,647	5.1	7.63	77.7	623
Maryland	244	56,516,558	4.9	7.43	79.9	614
Illinois	271	53,455,779	4.6	7.72	80.7	627
Virginia	204	41,044,257	3.6	7.55	79.4	615
Washington	173	37,436,369	3.2	7.40	81.4	633
New Jersey	145	36,054,815	3.1	7.73	76.2	614
New York	116	30,324,231	2.6	7.67	80.6	627
Nevada	128	29,145,627	2.5	7.59	80.9	627
Texas	210	28,210,212	2.4	7.81	80.7	630
Pennsylvania	195	25,638,287	2.2	7.66	80.9	613
Georgia	174	25,621,548	2.2	7.97	84.0	621
Oregon	110	22,082,054	1.9	7.40	80.2	646
Missouri	183	21,989,162	1.9	7.94	84.1	608
Other	1,897	274,523,487	23.8	7.77	82.0	620
Total:	5,862	1,152,265,054	100.0	7.58	80.1	625

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	2,378	447,483,012	38.8	7.62	82.4	646
Refinance - Rate Term	366	64,010,020	5.6	7.46	80.2	627
Refinance - Cashout	3,118	640,772,021	55.6	7.57	78.4	611
Total:	5,862	1,152,265,054	100.0	7.58	80.1	625

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 1Y	39	8,018,582	0.7	7.69	77.4	624
Arm 2/28	4,925	942,853,168	81.8	7.57	80.4	624
Arm 2/28 - Balloon 40/30	269	56,126,515	4.9	7.68	79.0	634
Arm 2/28 - Dual 40/30	343	87,607,928	7.6	7.76	78.5	621
Arm 3/27	257	49,957,708	4.3	7.45	79.7	638
Arm 3/27 - Balloon 40/30	7	1,497,391	0.1	7.21	80.0	649
Arm 5/25	16	4,357,875	0.4	7.19	76.1	666
Arm 5/25 - Balloon 40/30	3	883,027	0.1	7.27	70.4	677
Arm 6 Month	3	962,859	0.1	7.55	83.2	651
Total:	5,862	1,152,265,054	100.0	7.58	80.1	625

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	5,067	975,833,240	84.7	7.57	80.2	623
PUD	258	64,883,205	5.6	7.77	80.1	630
Condo	334	62,371,037	5.4	7.45	79.8	640
2 Family	169	40,275,682	3.5	7.62	78.1	632
3-4 Family	34	8,901,891	0.8	7.88	77.9	641
Total:	5,862	1,152,265,054	100.0	7.58	80.1	625

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
1.88 - 4.00	393	101,276,644	8.8	6.37	76.9	653
4.01 - 4.50	539	118,045,790	10.2	6.86	79.5	630
4.51 - 5.00	501	100,640,961	8.7	7.29	82.0	616
5.01 - 5.50	819	178,377,261	15.5	7.53	82.1	631
5.51 - 6.00	1,041	213,959,092	18.6	7.60	79.3	627
6.01 - 6.50	761	136,575,026	11.9	7.58	79.5	630
6.51 - 7.00	832	150,774,823	13.1	7.96	79.4	622
7.01 - 7.50	424	71,788,134	6.2	8.45	80.7	609
7.51 - 8.00	333	49,282,995	4.3	8.86	81.5	596
8.01 - 8.50	160	23,682,598	2.1	9.32	81.1	575
8.51 - 9.00	42	5,577,225	0.5	9.76	82.7	565
9.01 - 10.20	17	2,284,504	0.2	10.48	88.5	579
Total:	5,862	1,152,265,054	100.0	7.58	80.1	625

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
1 - 3	3	485,089	0.0	8.29	85.1	646
4 - 6	8	2,177,441	0.2	8.35	84.5	600
7 - 9	32	5,532,485	0.5	7.59	75.2	622
10 - 12	4	1,571,101	0.1	8.11	80.4	649
13 - 15	12	1,672,036	0.1	7.30	89.3	615
16 - 18	156	33,539,042	2.9	7.05	80.6	624
19 - 21	3,645	691,820,440	60.0	7.44	80.4	623
22 - 24	1,720	358,919,626	31.1	7.92	79.6	627
28 - 30	12	2,411,714	0.2	7.27	79.9	617
31 - 33	177	33,999,159	3.0	7.33	79.5	633
34 - 36	74	14,896,018	1.3	7.73	80.0	653
37 >=	19	5,240,902	0.5	7.20	75.1	667
Total:	5,862	1,152,265,054	100.0	7.58	80.1	625

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
10.50 - 11.50	55	17,275,583	1.5	5.67	76.3	684
11.51 - 12.00	158	47,645,353	4.1	6.14	76.6	654
12.01 - 12.50	453	109,215,098	9.5	6.51	78.4	642
12.51 - 13.00	892	192,969,436	16.7	6.93	79.4	639
13.01 - 13.50	945	187,816,929	16.3	7.37	80.4	631
13.51 - 14.00	1,048	198,514,892	17.2	7.70	80.9	623
14.01 - 14.50	691	135,295,714	11.7	7.96	81.0	619
14.51 - 15.00	697	123,347,746	10.7	8.35	80.4	609
15.01 - 15.50	386	62,578,843	5.4	8.75	80.7	600
15.51 - 16.00	299	44,864,363	3.9	9.13	82.4	590
16.01 - 16.50	120	17,311,044	1.5	9.50	81.3	577
16.51 - 17.00	87	12,025,703	1.0	9.91	80.6	566
17.01 - 17.50	17	1,838,597	0.2	10.57	82.6	557
17.51 - 18.00	7	683,822	0.1	10.40	75.9	568
18.01 - 19.45	7	881,932	0.1	11.55	77.3	542
Total:	5,862	1,152,265,054	100.0	7.58	80.1	625

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
4.38 - 5.50	43	12,758,216	1.1	5.70	76.9	676
5.51 - 6.00	210	54,675,917	4.7	6.51	77.1	654
6.01 - 6.50	451	110,734,745	9.6	6.44	78.5	643
6.51 - 7.00	969	214,950,582	18.7	6.85	79.5	639
7.01 - 7.50	1,068	213,863,825	18.6	7.31	80.3	632
7.51 - 8.00	1,206	232,336,528	20.2	7.81	80.4	623
8.01 - 8.50	708	133,156,527	11.6	8.27	81.1	611
8.51 - 9.00	611	97,258,171	8.4	8.76	81.8	597
9.01 - 9.50	288	44,066,497	3.8	9.27	81.1	583
9.51 - 10.00	209	28,999,153	2.5	9.73	82.3	575
10.01 - 10.50	53	5,429,124	0.5	10.28	81.0	554
10.51 - 11.00	29	2,425,909	0.2	10.77	76.0	557
11.01 - 11.50	10	1,182,665	0.1	11.40	84.8	560
11.51 - 12.45	7	427,195	0.0	11.93	71.7	524
Total:	5,862	1,152,265,054	100.0	7.58	80.1	625

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	2	574,380	0.0	7.52	66.4	607
1.50	77	18,481,698	1.6	7.40	76.6	624
2.00	321	83,212,624	7.2	7.78	78.2	629
3.00	5,453	1,046,819,730	90.8	7.57	80.3	625
5.00	9	3,176,622	0.3	6.90	71.8	680
Total:	5,862	1,152,265,054	100.0	7.58	80.1	625

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	4,854	948,577,149	82.3	7.51	80.2	627
1.50	462	74,738,792	6.5	7.94	79.8	618
2.00	546	128,949,112	11.2	7.88	79.5	617
Total:	5,862	1,152,265,054	100.0	7.58	80.1	625

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	4,742	850,978,365	73.9	7.71	80.0	616
24	18	4,389,519	0.4	7.43	75.4	633
36	2	293,500	0.0	7.07	83.3	628
60	1,084	292,392,824	25.4	7.22	80.4	651
120	16	4,210,845	0.4	7.15	83.3	667
Total:	5,862	1,152,265,054	100.0	7.58	80.1	625